Exhibit 10.2

Master Services Agreement

between

Carnation

and

Genpact India

Dated as of: 26th October, 2009

Table of Contents

			Page No

1.	DEFINITIONS; INTERPRETATION; ASSUMPTIONS		1
	1.1	Definitions.	1
	1.2	References.	6
	1.3	Headings.	7
	1.4	Interpretation of Documents.	7
2.	TERM		7
	2.1	Term.	7
	2.2	Extension of the Term.	7
3.	TRANSITION		7
	3.1	Transition Plan.	7
	3.2	Transition Services.	8
4.	SERVICES		8
	4.1	Scope of Services.	8
	4.2	Standard Operating Procedures.	9
	4.3	Disaster Recovery Services.	9
	4.4	Reports.	9
	4.5	Records Retention.	9
	4.6	Reliance on Instructions.	9
	4.7	Carnation’s Obligations.	9
	4.8	Licences and Permits.	10
	4.9	Legislative Changes.	11
	4.10	Facilities.	11
5.	SERVICE LOCATIONS		11
	5.1	Service Locations.	11
	5.2	Genpact Service Locations.	11
	5.3	Carnation Service Locations.	11
6.	CHANGE CONTROL PROCEDURE		12
7.	AUDIT		13
	7.1	Financial Audits.	13
	7.2	General Principles Regarding Audits.	13
8.	GOVERNANCE		14
	8.1	Genpact Account Representative.	14
	8.2	Carnation Account Representative.	14
	8.3	Establishment of Steering Committee.	14
	8.4	Dispute Resolution.	14
	8.5	Arbitration.	15
9.	FEES AND PAYMENT TERMS		16
	9.1	Fees.	16
	9.2	Reimbursement of Expenses.	16
	9.3	Pass-Through Costs.	16
	9.4	Inflation and Currency Adjustments.	16
	9.5	Invoices; Method of Payment; Finance Charges.	16
	9.6	Taxes.	17
10.	PROPRIETARY RIGHTS		17
	10.1	Carnation IP.	17
	10.2	Genpact IP.	18

	10.3	Developed Work Product.	18
	10.4	Residual Knowledge.	18
11.	CONFIDENTIALITY		19
	11.1	Confidential Information.	19
	11.2	Disclosure to Employees and other Parties.	19
	11.3	Exceptions.	20
	11.4	Return of Confidential Information.	20
	11.5	Injunctive Relief.	20
12.	CARNATION INFORMATION		21
13.	Non-Solicitation		21
14.	REPRESENTATIONS AND WARRANTIES		21
	14.1	Genpact Representations and Warranties.	21
	14.2	Carnation Representations and Warranties.	21
	14.3	No Other Warranties.	22
15.	TERMINATION		22
	15.1	Termination for Cause.	22
	15.2	Termination for convenience.	23
	15.3	Termination for Insolvency.	23
	15.4	Termination Assistance Services.	23
16.	INDEMNIFICATION		24
	16.1	By Genpact.	24
	16.2	By Carnation.	24
	16.3	Obligation to Replace.	24
	16.4	Indemnification Procedures.	25
	16.5	Mitigation Efforts.	25
17.	LIMITATION OF LIABILITY		25
	17.1	Liability not excluded or limited.	25
	17.2	Types of Losses.	26
	17.3	Notice.	26
	17.4	Direct Damages.	26
18.	GENERAL PROVISIONS		27
	18.1	Notices.	27
	18.2	Assignment, Binding Effect.	27
	18.3	Subcontracting.	28
	18.4	Force Majeure.	28
	18.5	Counterparts.	28
	18.6	Relationship of Parties.	28
	18.7	Consents, Approvals and Requests.	28
	18.8	Good Faith and Fair Dealing.	28
	18.9	Severability.	29
	18.10	Waiver.	29
	18.11	Remedies Cumulative.	29
	18.12	Entire Agreement; Amendments.	29
	18.13	Survival.	30
	18.14	Third Party Beneficiaries.	30
	18.15	Governing Law.	30
	18.16	Nondisclosure of Terms.	30
	18.17	Publicity.	30

ii

Table of Exhibits

Schedule

EXHIBIT 1	Form of Statement of Work
EXHIBIT 2	Form of Change Order Proposal

iii

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”), dated as of 10th Oct, 2009 (“Effective Date”), is by and between

(1)	Carnation Auto India Ltd., a company incorporated under the Companies Act 1956, having its registered office at 3/16, 2nd Floor, Shanti Niketan, New Delhi – 110 021 (“Carnation”); and

(2)	Genpact India, a company incorporated under the Companies Act, 1956 having its registered office at Delhi Information Technology Park, Shastri Park, New Delhi – 110 053 and corporate office at Sector Road, Sector 53, Phase V, DLF City, Gurgaon – 122 002, Haryana (“Genpact”).

RECITALS

(A)	WHEREAS, Carnation has agreed to engage Genpact to provide various services to Carnation relating to business process outsourcing and Genpact has agreed to provide such services on the terms and conditions set forth in this Agreement and Statements of Work entered into by the Parties from time to time pursuant to this Agreement;

(B)	NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS; INTERPRETATION; ASSUMPTIONS

1.1	Definitions.

Capitalised terms used in this Agreement shall have their respective meanings set forth below (Definitions).

“Account Representatives” shall mean Carnation Account Representative and Genpact Account Representative.

“Affiliate” shall mean any Person which, directly or indirectly, Controls, is Controlled by, or is under common Control with another entity. The foregoing definition includes any entity that conforms to the definition as of the Effective Date hereof, as well as any entity that conforms to the definition anytime after the Effective Date hereof, provided that any entity shall only be deemed to be an Affiliate hereunder for such period of time that it conforms to the definition during the Term.

“Agreement” shall mean this Master Services Agreement by and between Carnation and Genpact.

“Applicable Legislation” shall mean any Legislation at any time relating or applicable to the Parties in the usual course of their business.

“Business Day” shall mean any day other than a Saturday, Sunday, bank or public holiday in India.

“Change Assessment” shall have the meaning set forth in Clause 6(c).

“Change Control Procedures” shall have the meaning set forth in Clause 6(a).

“Change Order Proposal” shall have the meaning set forth in Clause 6(b).

“Change Order” shall have the meaning set forth in Clause 6(d).

“Change” shall have the meaning set forth in Clause 6(a).

“Claim” shall mean any civil, criminal, administrative, arbitral or investigative action, suit or proceeding.

“Confidential Information” shall mean Genpact Confidential Information and/or Carnation Confidential Information, as the case may be.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through record or beneficial ownership of voting securities, by contract, or otherwise.

“Carnation” shall mean Carnation Auto India Ltd., having its registered office at 3116, 2nd Floor, Shanti Niketan, New Delhi – 110 021 and corporate office at Studio 205, IHDP, Plot 7, Sec 127, Noida 201301, Delhi NCR

“Carnation Account Representative” shall have the meaning set forth in Clause 8.2.

“Carnation Agents” shall mean the agents, subcontractors and representatives of Carnation, other than Genpact and Genpact Agents.

“Carnation Applicable Legislation” shall mean any Applicable Legislation other than the Genpact Applicable Legislation, which Carnation is required to inform Genpact of.

“Carnation Confidential Information” shall mean any information of Carnation not generally known to the public (i) which Carnation marks as, or notifies Genpact to be, trade secret or confidential information, or (ii) trade secrets or proprietary information concerning Carnation, its sales, personnel or accounting procedures, accounts, operations, devices, techniques, methods, business plans, Software (regardless of its state of completion or form of recordation), data processing programs, data bases, models, product proposals, internally devised technology, system or network architecture or topology, secret processes, products, capacities, systems, security practices, research, development, machines, inventions, and research projects, and other means used by Carnation in the provision of services to Carnations and in the conduct of business, whether developed, acquired or compiled by Carnation.

“Carnation Data” shall mean all data and information including personally identifiable information submitted to Genpact by or on behalf of Carnation or other data and information of Carnation to which Genpact has access in connection with the provision of the Services.

“Carnation Materials” shall mean the computer systems and networks, Software and Documentation owned, licensed or leased by Carnation which Genpact is required to access or use in connection with providing the Services and includes Carnation Data.

“Carnation Obligations” shall have the meaning set forth in Clause 4.7(a).

“Carnation Service Location(s)” shall mean any Carnation service location set forth in the relevant Statement of Work any other service location owned or leased by Carnation for which

Genpact has received Carnation’s approval in accordance with Clause 5.

“Carnation Transition Obligations” shall have the meaning set forth in Clause 3.1(c).

“Deliverables” shall mean the final output to be delivered by Genpact to Carnation under any Project SOW.

“Developed Work Product” shall mean any work product or other item developed exclusively for and paid for by Carnation, as specially identified in this Agreement or a SOW. Developed Work Product shall include Deliverables which shall mean the final output to be delivered by Genpact to Carnation under any Project SOW.

“Disclosing Party” shall mean the Party furnishing its Confidential Information to the other Party.

“Dispute Date” shall have the meaning set forth in Clause 8.4.

“Documentation” shall mean literary works, including manuals, training materials and documentation.

“Effective Date” shall have the meaning set forth in the Title clause of this Agreement.

“Fees” shall have the meaning set forth in Clause 9.1.

“Force Majeure Event” shall have the meaning set forth in Clause 18.4(a).

“Genpact” shall mean Genpact India having its registered office at Delhi Information Technology Park, Shastri Park, New Delhi – 110 053 and corporate office at Sector Road, Sector 53, Phase V, DLF City, Gurgaon – 122 002, Haryana.

“Genpact Account Representative” shall have the meaning set forth in Clause 8.1.

“Genpact Agents” shall mean the agents, subcontractors and representatives of Genpact.

“Genpact Applicable Legislation” shall mean any Legislation in any jurisdiction from which Genpact is providing the Services.

“Genpact Confidential Information” shall mean (a) any information of Genpact not generally known to the public (i) which Genpact marks as, or notifies Carnation to be, trade secret or confidential information, or (ii) trade secret or confidential information, including the Genpact Materials , Standard Operating Procedures and any other proprietary information concerning Genpact, its sales, personnel or accounting procedures, accounts, operations, devices, techniques, methods, business plans, Software (regardless of its state of completion or form of recordation), data processing programs, data bases, models, product proposals, internally devised technology, system or network architecture or topology, secret processes, products, capacities, systems, security practices, research, development, machines, inventions, and research projects and other means used by Genpact in the provision of services to Carnations and in the conduct of business, whether developed, acquired or compiled by Genpact and (b) Genpact’s product proposals, financial information, data, source or object code, documentation, manuals, studies, Carnation and product development plans and any other materials or information based thereon and information regarding Genpact, Genpact’s businesses plans, Genpact’s other Carnations, policies, procedures, and products.

“Genpact Materials” shall mean the computer systems and networks, Software, Documentation and pre-existing Intellectual Property Rights owned, licensed or leased by Genpact that are used by Genpact to provide the Services including any processes, techniques, technology, methodologies, toolkits, tools, modules, manuals, business methods, data or database.

“Genpact Service Location(s)” shall mean any Genpact service location set forth in the relevant Statement of Work and any other service location owned or leased by Genpact that is used to provide the Services.

“Genpact Transition Obligations” shall have the meaning set forth in Clause 3.1(c).

“Governmental Authority” shall mean any central, state, municipal, local, territorial, or other governmental department, regulatory authority, judicial or administrative body.

“Indemnified Party” shall have the meaning set forth in Clause 16.4.

“Indemnifying Party” shall have the meaning set forth in Clause 16.4.

“Indication of Arbitration” shall have the meaning set forth in Clause 8.5(a).

“Insolvency Event” means:

(a) a court making an order for the winding-up, bankruptcy, dissolution, liquidation, administration, reorganisation or rehabilitation of the relevant Party, or a liquidator or administrator or equivalent (but not a receiver, manager, or equivalent appointed by the holder of a security) is appointed to the relevant Party; or

(b) the relevant Party assigning its assets for the benefit of its creditors or entering into any composition or arrangement with its creditors generally or any arrangement being ordered or declared whereby its affairs and/or its assets are submitted to the control of, or are protected from, its creditors, including pursuant to any moratorium;

“Intellectual Property Rights” shall mean any right that is granted or recognized regarding intellectual property, including patents, utility models, trade and service marks, trade or business names, domain names, right in designs, copyrights, neighbouring rights, moral rights, topography rights, and rights in databases and trade secrets , in all cases whether or not registered or registrable in any country for the full term of such rights including any extension to or renewal of the terms of such rights and including registrations and applications for registration of any of these and rights to apply for the same and all rights and forms of protection of a similar nature or having equivalent or similar effect to any of these anywhere in the world.

“Legislation” shall mean any statute or subordinate legislation or other result of the exercise of legislative powers and any legally enforceable right including any regulation, decision or authorisation having the force of law of any body having jurisdiction, (including the regulations and decisions of any body, regulator or authority which regulates any stock exchange or the listing of share capital or its equivalent) from time to time in force,

“Losses” shall mean any and all damages, fines, penalties, deficiencies, losses, liabilities (including settlements and judgments) and expenses (including interest, court costs, reasonable fees and expenses of attorneys, accountants and other experts and professionals or other reasonable fees and expenses of litigation or other proceedings or of any Claim, default or assessment).

“Milestones” shall mean certain targets in the development of the Deliverables to be mutually agreed upon by Carnation and Genpact in any Project SOW.

“Non-Defaulting Party” shall have the meaning set forth in Clause 15.3.

“Non-Genpact Fault Event” shall mean:

(a)	any act or omission of Carnation or any third party (for the avoidance of doubt, including any failure by Carnation to comply with any Carnation Obligation);

(b)	any Force Majeure Event;

(c)	any unauthorised change to Carnation’s environment or requirements, or any other change which has not been agreed in accordance with this Agreement;

(d)	any inaccurate or incomplete data, information or documentation provided by the Carnation;

(e)	any defects in or non-availability of Carnation Data, Carnation Software, Carnation Materials or Carnation Agents;

(f)	any inaccuracy or non-occurrence of the Dependencies; or

(g)	any delay caused by Carnation

“Parties” shall mean Carnation and Genpact.

“Party” shall mean either Carnation or Genpact, as applicable.

“Pass-Through Costs” shall have the meaning set forth in Clause 9.3(a).

“Person” shall mean any consumer and/or corporation, partnership or other entity located within or outside India and its territories.

“Process Statement of Work” or “Process SOW” shall mean those Statements of Work pertaining to certain services to be provided by Genpact on an ongoing basis for Carnation and such Statements of Work shall be expressly marked as such.

“Project Statement of Work” or “Project SOW” shall mean those Statements of Work pertaining to particular projects (e.g. software developments) to be developed by Genpact for Carnation and such Statements of Work shall be expressly marked as such.

“Project Staff” shall mean the personnel of Genpact and Genpact Agents who provide the Services.

“Receiving Party” shall mean the Party which receives Confidential Information from the other Party.

“Service Commencement Date” shall mean, for a Statement of Work, the date upon which Genpact begins to provide the applicable Services, as such date is set forth in the applicable

Transition Plan.

“Services” shall have the meaning set forth in Clause 4.1(a).

“Software” shall mean any applications programs, operating system software, computer software languages, utilities, other computer programs and related documentation, in whatever form or media, including the tangible media upon which such applications programs, operating system software, computer software languages, utilities, other computer programs and related documentation are recorded or printed, together with all corrections, improvements, updates and releases thereof.

“Standard Operating Procedures” shall mean a document which describes the processes and procedures applicable to the Designated Service.

“Statement of Work” or “SOW” shall mean an order for Services agreed to and entered into by the Parties under the terms of this Agreement as provided in Clause 4.1 and which describes the obligations of the Parties with respect to such Services, including a description of the Services, Carnation Obligations, Service Levels, assumptions, Fees, reports, disaster recovery Services, and Termination Assistance Services.

“Steering Committee” shall have the meaning set forth in Clause 8.3.

“Term” shall have the meaning set forth in Clause 2.1.

“Termination Assistance Fees” shall have the meaning set forth in Clause 15.4(b).

“Termination Assistance Period” shall have the meaning set forth in Clause 15.4(a).

“Termination Assistance Services” shall have the meaning set forth in Clause 15.4(a).

“Transition Plan” shall have the meaning set forth in Clause 3.1(b).

“Transition Schedule” shall have the meaning set forth in Clause 3.1(b).

“Transition Services” shall have the meaning set forth in Clause 3.1(c).

1.2	References.

In this Agreement and the Exhibits hereto and thereto:

(a)	the Exhibits shall be incorporated into and deemed part of this Agreement and all references to this Agreement shall include the Exhibits to this Agreement;

(b)	the Attachments (or Appendices) to an Exhibit shall be incorporated into and deemed part of such Exhibit and all references to such Exhibits shall include the Attachments (or Appendices);

(c)	references to any Applicable Legislation shall mean references to such Applicable Legislation in changed or supplemented form or to a newly adopted Applicable Legislation; and

(d)	use of the word “including” or the phrase “e.g.” shall mean “including, without limitation”.

1.3	Headings.

The Article, Clause and Exhibit headings, and the Table of Exhibits, are for reference and convenience only and shall not be considered in the interpretation of this Agreement.

1.4	Interpretation of Documents.

In the event of a conflict between (a) this Agreement (excluding any Exhibits thereto) and any Exhibit or any Standard Operating Procedure, the terms of this Agreement shall prevail, (b) any Exhibit to this Agreement and any Standard Operating Procedure, the terms of the Exhibit shall prevail, (c) this Agreement and any Statement of Work, the terms of that Statement of Work shall prevail, but only if it expressly overrides the relevant term in this Agreement and otherwise this Agreement will prevail, or (d) any Statement of Work and any exhibits or attachments to such Statement of Work, the terms of such Statement of Work shall prevail.

2.	TERM

2.1	Term.

The term of this Agreement shall commence on the Effective Date and continue until the later of (a) five (5) years from the Effective Date and (b) the expiration or termination of the last remaining Statement of Work in effect under such Agreement, unless the Agreement is terminated earlier pursuant to its terms (“Term”).

2.2	Extension of the Term.

Any extension of the Term shall be agreed between the Parties at least 12 (twelve) months prior to expiry, subject to agreement between the Parties on all relevant terms including pricing and services.

3.	TRANSITION

3.1	Transition Plan.

(a)	This Clause 3 shall apply only to Process SOWs.

(b)	For each Process SOW, the Genpact shall develop a written implementation plan that shall include (i) the overall approach of the implementation, (ii) a schedule of implementation milestones and other activities (“Transition Schedule”), (iii) a detailed description of the respective implementation tasks and responsibilities of Carnation and Genpact and (iv) any other relevant information ((i) through (iv) collectively referred to as the “Transition Plan”). Such Transition Plan shall be agreed with the Carnation.

(c)

Genpact shall perform its obligations described in each Transition Plan to enable Genpact to commence its provision of, and Carnation’s receipt of, the Services (“Genpact Transition Obligations”) and Carnation shall perform its obligations described in each Transition Plan to enable Genpact to commence its provision, and Carnation’s receipt, of the Services (“Carnation Transition Obligations”; together with the Genpact Transition Obligations, the “Transition Services”).

(d)	Genpact shall update and modify each Transition Plan, from time to time, as appropriate or as requested by the Carnation in accordance with the Change Control procedure.

3.2	Transition Services.

(a)	Genpact shall plan and prepare for the Transition Services in consultation with Carnation and with Carnation’s reasonable assistance in order to (i) minimise disruption to Carnation’s applicable operations during the relevant period and (ii) complete the Transition Services in all material respects no later than the completion date specified in the Transition Schedule.

(b)	Prior to commencing the Transition Services, the Parties shall discuss all known Carnation-specific material risks and shall not proceed with the Transition Services until Carnation is reasonably satisfied with the plans with regard to such risks.

(c)	Genpact shall be responsible for overall management of the Transition Services and to the extent within its control, shall keep the Transition Services on schedule. Carnation shall cooperate with Genpact and provide to Genpact such reasonable assistance, resources, information and other input to coordinate the Transition Services and to complete the Transition Services in accordance with the applicable Transition Plan. Upon identification of any issues that would reasonably be expected to delay or otherwise adversely effect the completion of any of the Transition Services, Genpact shall promptly notify Carnation and the Parties shall cooperate to establish a plan to minimize the delay or other adverse effect.

(d)	Prior to completion of the Transition Services, the Account Representatives and such other appropriate representatives of the Parties, shall periodically review the status of the Transition Services.

(e)	If, following the Service Commencement Date, Genpact or Carnation discover any inaccuracies in or incompleteness of the information provided, or any omission to provide the information required under Clause 3.2(c), then the Parties shall amend this Agreement to provide for an equitable adjustment to the Fees, Transition Plan and other terms of the SOW affected by the inaccuracies, incompleteness or omissions, through the Change Control Process.

4.	SERVICES

4.1	Scope of Services

(a)

From time to time, the Parties shall enter into Statements of Work in the format set forth in Exhibit 1 (Form of Statement of Work) in respect of services to be provided by Genpact to Carnation pursuant to this Agreement (collectively, along with the Genpact Transition Obligations and the Termination Assistance Services, the “Services”). Each such Statement of Work shall incorporate, and be subject to, the terms and conditions of this Agreement. As of the applicable Service Commencement Date and during the remainder of the term of the applicable Statement of Work, Genpact shall provide the Services described in such Statement of Work to Carnation, subject to (i) the

Dependencies and (ii) to the performance by Carnation of its obligations under this Agreement.;

(b)	If, following the Service Commencement Date, Genpact is requested to perform additional services outside the Services set out in the Transition Plan or Statements of Work described in Clause 4.1 (a) above then the Parties agree to mutually agree the Fees, Transition Plan and other terms of the SOW affected by the request in accordance with the Change Control Procedure.

4.2	Standard Operating Procedures.

(a)	This Clause 4.2 shall apply only to Process SOWs.

(b)	On or before the Service Commencement Date for any Process SOW, Genpact shall deliver a draft of the Standard Operating Procedures for the Services under such Process Statement of Work. Within thirty (30) days of Carnation’s written response to such draft, which shall be taken into account by Genpact, Genpact shall provide Carnation the final version of such Standard Operating Procedures. The Standard Operating Procedures shall be written to enable personnel skilled in the relevant disciplines to use and receive the Services.

(c)	Subject to the terms of this Agreement, the Parties shall comply at all times with the Standard Operating Procedures.

(d)	Genpact shall in consultation with the Carnation update the Standard Operating Procedures from time to time to reflect changes in the Services.

4.3	Disaster Recovery Services.

Genpact shall provide to Carnation the disaster recovery assistance, cooperation and services, if any, described in a Statement of Work. Genpact has no responsibility for Carnation’s business continuity planning or disaster recovery, except as set forth in a Statement of Work.

4.4	Reports.

Genpact shall provide to Carnation the reports set forth in the Statements of Work in accordance with the frequencies set forth therein.

4.5	Records Retention.

Genpact shall retain all books and records relating to the Agreement and the SOWs for a period of three (3) years or such longer period as may be required by Genpact Applicable Legislation.

4.6	Reliance on Instructions.

In performing its obligations under this Agreement, Genpact shall be entitled to reasonably rely upon any routine instructions, authorisations, approvals or other information provided to Genpact in writing by the Carnation Account Representative or by any other Carnation personnel identified by the Carnation Account Representative as having authority to provide such routine instructions, authorisations, approvals or other information on behalf of Carnation.

4.7	Carnation’s Obligations.

(a)	In addition to its other obligations under this Agreement, Carnation shall, at its own cost and expense, be responsible for (i) the obligations ascribed to Carnation in each Statement of Work and (ii) the Dependencies (collectively, “Carnation Obligations”). Carnation shall perform the Carnation Obligations and acknowledges that Genpact’s performance of the Services is dependent on Carnation’s timely and effective performance of the Carnation Obligations.

(b)	If Carnation’s failure to perform any Carnation Obligations causes Genpact to fail to perform its obligations under this Agreement, Genpact shall not be liable for any delay caused due to such failure and any failure to perform Genpact’s obligations shall be excused. Notwithstanding the foregoing, Genpact shall use reasonable efforts (including emergency fixes and workarounds) to perform its obligations under this Agreement. Genpact shall be entitled to be compensated for any additional costs incurred as a result of any delay or failure to perform on the part of Carnation.

(c)	Carnation shall not remarket or sell all or any portion of the Services, or make all or any portion of the Services available to any third party without Genpact’s prior consent.

(d)	Carnation shall promptly provide Genpact with all facilities, information, assistance and materials that Genpact requests from time to time to facilitate the proper and timely performance of the Services hereunder.

(e)	Carnation warrants that all information provided by it to Genpact will be accurate in all material respects, and that Carnation is entitled to provide the information to the Supplier for its use without recourse to any third party.

(f)	If and to the extent that the performance of the Services involves or requires the attendance of Genpact’s personnel at any of Carnation’s premises, Carnation shall ensure that such personnel are allowed access to such premises upon reasonable prior notice during Carnation’s normal business hours. Carnation shall take full responsibility for the safety and security of Genpact’s personnel whilst at any of Carnation’s premises.

(g)	If the performance of any Services hereunder requires use of Carnation’s equipment, Carnation shall ensure that Genpact’s personnel are given such access to the equipment as is necessary to facilitate the performance of the Services. Any equipment which belongs to Carnation and which is used by Genpact, whether at any Carnation premises or elsewhere, shall remain at Carnation’s risk and Genpact shall not assume any responsibility or liability for the safety or security of such equipment. Carnation shall take all reasonable precautions to safeguard the health and safety of Genpact’s personnel whilst working with equipment which belongs to Carnation or is located at Carnation’s premises. Carnation shall ensure that such equipment at all times complies with all relevant statutory regulations and approved codes of practice, including without limitation relevant health and safety legislation.

4.8	Licences and Permits.

(a)	Genpact shall, at its own cost, obtain all necessary approvals, consents, permits and grants in its jurisdiction(s) to perform the Services. To the extent so required, Carnation shall at Genpact’s request assist Genpact in obtaining approvals, consents, permits and grants; and

(b)	Carnation shall, at its own cost, obtain all necessary approvals, consents, permits and grants in its jurisdiction(s) to receive the Services. To the extent so required, Genpact shall at Carnation’s request assist Carnation in obtaining approvals, consents, permits and grants.

4.9	Legislative Changes.

(a)	Genpact shall notify Carnation in writing of any changes to Genpact Applicable Legislation and Carnation shall notify Genpact in writing of any changes to Carnation Applicable Legislation (which together shall be referred to as “Legislative Changes”) which do or will become effective during the Term. Following such notification, the Parties shall take such steps as are necessary to modify the Services and any terms relating to provision of the Services in accordance with the Change Control Procedure set out in Clause 6. The charging and other implications shall be dealt with via the Change Control Procedure save that, in the event the Legislative Changes are applicable exclusively to providers of finance business process outsourcing services of an identical nature to the Services as a whole, then Genpact shall bear all costs and expenses associated with implementing consequent modifications to the Services; and (ii) in the event of all other Legislative Changes, Carnation shall bear all costs and expenses associated with implementing consequent modifications to the Services.

(b)	Each Party shall take all reasonable steps to minimise the charges or costs and expenses connected with implementing any modifications to the Services as a result of Legislative Changes.

4.10	Facilities. Except as otherwise expressly provided in this Agreement, Genpact shall not be responsible for providing the facilities, personnel, Software and Equipment and other resources as necessary to provide the Services.

5.	SERVICE LOCATIONS

5.1	Service Locations.

The Services shall be provided from the Genpact Service Locations and Carnation Service Locations.

5.2	Genpact Service Locations.

During the Term, Genpact may add or remove Genpact Service Locations in its discretion, provided that it does not affect the quality of the Services.

5.3	Carnation Service Locations.

(a)	At no cost to Genpact and to the extent necessary for Genpact to provide the Services, Carnation will provide Genpact with:

(i)	reasonable access to Carnation Service Locations; and

(ii)	suitable office resources (including, but not limited to, access to office equipment and services, office space, parking, furniture, normal office equipment and support, computer resources, telephone service, facsimile machines, photocopy machines and other reasonable facilities and supplies relating to the Services, heating, air conditioning, electricity, water, security and other maintenance services) which are at least to the standard offered to Carnation’s own Personnel;

in each Carnation Service Location reasonably necessary for Genpact to perform its obligations under this Agreement.

(b)	Carnation will provide Genpact with a copy of each of Carnation’s standard workplace security, administrative, safety and other policies and procedures applicable to Carnation’s own employees. While at any Carnation Service Locations, the Project Staff will comply with the policies and procedures provided by Carnation. Any Changes to such policies and procedures will be made using the Change Control Procedure set out in Clause 6.

6.	CHANGE CONTROL PROCEDURE

(a)	Either Party may propose changes to the scope, terms and/or conditions of the Services (“Change”) in accordance with the procedures described hereunder in this Clause 6 (“Change Control Procedures”). Except as set forth in Clause 6(e), neither Party shall be entitled to or obligated by any such Change until it has been presented and approved by both Parties in accordance with such Change Control Procedures. Once approved, such a Change shall be deemed to supplement or modify, as applicable, the terms and conditions of the Statement of Work to which it pertains.

(b)	To propose a Change, the Party’s Account Representative shall, at such proposing Party’s cost, deliver a written proposal (“Change Order Proposal”) in the format attached as Exhibit 2 (Form of Change Order Proposal) to the other Party’s Account Representative specifying (i) the proposed Change, (ii) the objective or purpose of such Change, (iii) the requirements and specifications of the deliverables, if any, to be delivered pursuant to such Change, (iv) the requested prioritization and schedule for such Change, and (v) the cost impact of such Change.

(c)

Within thirty (30) Business Days following receipt of the Change Order Proposal, Carnation and Genpact shall, in good faith, meet to review and discuss the scope and nature of the Change Order Proposal, the availability of Genpact personnel, expertise and resources to provide such Change and the time period in which such Change will be implemented. Within thirty (30) Business Days of such meeting, Genpact shall, at its own cost unless otherwise agreed, prepare and deliver to Carnation a written assessment of the proposal (“Change Assessment”) (i) describing any changes in products, services, assignment of personnel and other resources that Genpact believes will be required, (ii) specifying the increase or decrease in the Fees that would be required due to such Change, (iii) specifying how the proposed Change would be implemented, (iv) describing the effect, if any, such Change would have on this Agreement, (v) estimating all resources required to implement such Change, (vi) describing the delivery risks and associated risk mitigation plans and (vii) providing such other information as may be relevant to the proposed Change. To the extent that a proposed Change is of such magnitude or complexity that it is not feasible for Genpact to produce a detailed Change Assessment within thirty (30) Business Days, Genpact shall prepare and deliver to Carnation a summary Change Assessment outlining such details regarding the prospective Change as Genpact can ascertain within ten (10) Business Days, and the

Parties shall agree upon a schedule for the production of a more detailed Change Assessment.

(d)	Carnation shall review the Change Assessment and respond within ten (10) Business Days of its receipt of the Change Assessment, indicating whether Carnation desires Genpact to implement the Change pursuant to the Change Assessment. Upon the agreement of both Parties, the Parties will execute a change order (“Change Order”) based upon such Change Assessment. All Change Orders must be approved in writing by both Carnation and Genpact before work on the proposed Change commences.

(e)	Notwithstanding the foregoing, Genpact shall have the right in its discretion to designate and make Changes that:

(i)	do not have a material adverse impact on the Service Levels; or

(ii)	do not cause an increase to the Fees,

without resorting to the Change Control Procedures, provided that Genpact shall notify Carnation of any such Changes.

7.	AUDIT

7.1	Financial Audits.

(a)	Subject to Clause 7.2, Genpact shall, upon receipt of request from the Customer, provide to Customer’s third-party auditors or Customer’s internal audit staff, as the case may be, access to such records and supporting documentation as may be reasonably requested by Customer in order for Customer to carry out review and audit of Genpact software, hardware and systems (not being Genpact proprietary material) which have been purchased or used by Genpact for and on behalf of the Customer and at Customer’s cost, processes, quality management and to determine that the Fees are accurate, excluding information relating to Genpact internal costing data costs

(b)	If, as a result of an audit pursuant to Clause 7.1(a), it is determined that Genpact has overcharged Carnation, Carnation shall notify Genpact of the amount of such overcharge and Genpact shall credit to Carnation the amount of the overcharge in its next monthly invoice.

7.2	General Principles Regarding Audits.

(a)	Carnation and its auditors shall use reasonable efforts to conduct any audits pursuant to this Clause, in a manner that shall result in a minimum of inconvenience and disruption to Genpact’s business operations. Carnation shall provide Genpact with reasonable prior notice of an audit. Audits may be conducted only during normal business hours of the Supplier and no more frequently than annually, unless material deficiencies are discovered or if otherwise required by any Applicable Legislation. Carnation and its auditors shall not be entitled to audit (i) data or information of other clients of Genpact, (ii) any Genpact proprietary data, including cost information or (iii) any other Genpact Confidential Information that is not relevant for the purposes of the audit. Genpact shall provide reasonable assistance to Carnation and its auditors in connection with an audit. All information learned or exchanged in connection with the conduct of an audit, as well as the results of any audit, constitutes Confidential Information.

(b)	Carnation shall not use any competitors of Genpact to conduct audits. Upon the request of Carnation, Genpact shall promptly identify its competitors.

(c)	The auditors of Carnation shall execute and deliver such confidentiality and non-disclosure agreements and comply with such security and confidentiality requirements as Genpact may reasonably request in connection with an audit. Audit results shall be deemed to be Confidential Information of Genpact, irrespective of whether a confidentiality or non-disclosure agreement has been entered into.

(d)	Carnation shall bear its cost in connection with any audits.

8.	GOVERNANCE

8.1	Genpact Account Representative.

Genpact shall designate a senior level individual who shall (a) be the primary contact for Carnation in dealing with Genpact under this Agreement, (b) have overall responsibility for managing and coordinating the delivery of the Services, (c) meet regularly with Carnation Account Representative and (d) have the authority to make decisions with respect to actions to be taken by Genpact in the ordinary course of day-to-day management of Genpact’s provision of the Services (“Genpact Account Representative”).

8.2	Carnation Account Representative.

Carnation shall designate a senior level individual who shall (a) be the primary contact for Genpact in dealing with Carnation under this Agreement, (b) have overall responsibility for managing and coordinating the receipt of the Services, (c) meet regularly with the Genpact Account Representative and (d) have the authority to make decisions with respect to actions to be taken by Carnation in the ordinary course of day-to-day management of Carnation’s receipt of the Services (“Carnation Account Representative”).

8.3	Establishment of Steering Committee.

Genpact and Carnation shall appoint a steering committee made up of a number of key executives from each Party (including the Genpact Account Representative and Carnation Account Representative), which shall meet from time to time and at such time as the Parties deem appropriate to (a) review and analyse the Parties’ overall performance under this Agreement, (b) review progress on the resolution of issues, (c) provide a strategic outlook for Carnation’s requirements and (d) attempt, to resolve any disputes or disagreements under this Agreement (“Steering Committee”). Although the Carnation Account Representative and the Genpact Account Representative shall remain as members of the Steering Committee, either Party may change its other representatives upon notice to the other Party. All actions or decisions of the Steering Committee shall require the unanimous vote of its members.

8.4	Dispute Resolution.

(a)

Any dispute arising under this Agreement shall be considered first in person or by telephone by the Account Representatives within ten (10) days of receipt (the date of receipt, “Dispute Date”) of a notice addressed to the applicable Account Representative from the other Account Representative referencing this Clause and specifying the nature of the dispute. If for any reason, including a failure to meet or communicate, the Account Representatives have not resolved such dispute to the satisfaction of the Parties within ten

(10) days after the Dispute Date, then each of the Account Representatives shall immediately refer such dispute to its designees to the Steering Committee. The Parties’ designees to the Steering Committee shall each make a good faith attempt to consider such dispute in person or by telephone within ten (10) days of a dispute being referred to it.

(b)	Subject to Clause 8.4(c) below, unless the Parties’ designees to the Steering Committee otherwise agree, either Party may pursue its rights and remedies under the Agreement after the earlier of (i) the occurrence of such meeting or telephone conversation of the Parties’ designees to the Steering Committee and (ii) the date twenty (20) days after the Dispute Date.

(c)	Where the dispute relates to an action for infringement of any Intellectual Property Rights or where the limitation period for bringing the claim will expire within three years of the Dispute Date, neither Party will be prevented from pursuing its rights and remedies under the Agreement earlier than specified in Clause 8.4(b) above.

8.5	Arbitration.

If a dispute cannot be resolved as provided in Clause 8.4, either Party may submit the dispute to arbitration as described in this Clause 8.5.

(a)	If either Party opts for resolution of the dispute through arbitration, it will, at the end of the twenty (20) day period indicated in Clause 8.4, indicate the same to the other Party (“Indication of Arbitration”).

(b)	The arbitration shall be conducted in accordance with the Rules of the Indian Arbitration and Conciliation Act 1996 in effect at the time of arbitration. The governing law shall be the laws of the Republic of India. The arbitration shall be held in New Delhi, and the language to be used in the arbitral proceedings shall be English.

(c)	The Parties may, upon mutual written agreement, submit the dispute for binding arbitration to a single arbitrator. If, within ten (10) days of receipt of the Indication of Arbitration, the Parties fail to reach an agreement on the single arbitrator then the dispute shall be referred to arbitration by a panel of three (3) arbitrators. Each Party shall be entitled to nominate one (1) arbitrator. Each Party must notify the other Party of their nomination within twenty (20) days following receipt of the Indication of Arbitration.

(d)	The two (2) arbitrators shall be entitled to nominate the Chairman within forty (40) days of receipt of the Indication of Arbitration or by such other time as agreed in writing by both Parties.

(e)	If for any reason the procedure set out above should fail to result in appointment of the required number of arbitrators, the arbitrators shall be appointed by the competent court in accordance with the Indian Arbitration and Conciliation Act.

(f)	The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties. The award may include an award of costs, including reasonable attorneys’ fees and disbursements. Any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets, may enter judgment upon the award.

9.	FEES AND PAYMENT TERMS

9.1	Fees.

In consideration for the performance of the Services, Carnation shall pay to Genpact the fees set forth in the applicable Statement of Work (“Fees”) plus taxes and other amounts described in this Agreement. The fees would be applicable from the date of start of the training and knowledge transfer to the Genpact agents.

9.2	Reimbursement of Expenses.

Carnation shall pay or reimburse Genpact for the reasonable out-of-pocket expenses (including travel and travel-related expenses) incurred by Genpact in connection with Genpact’s performance of its obligations under the Statement of Work, in accordance with the terms and conditions identified in the said Statement of Work. Genpact shall separately identify all such reimbursable expenses in the applicable monthly invoice.

9.3	Pass-Through Costs.

(a)	Each Statement of Work shall set forth any costs relating to the Services that shall be incurred by Genpact and shall be passed through to Carnation at Genpact’s actual, direct cost (i.e., with no handling fees, overhead or other mark-up by Genpact) for payment by Carnation directly to the applicable vendor (“Pass-Through Costs”). These costs would be incurred with the consent of Carnation.

(b)	After Genpact’s receipt of a third-party invoice for Pass-Through Costs, Genpact shall use reasonable efforts to correct any errors therein and provide the invoice to Carnation together with a statement that Genpact has reviewed the invoice and determined that either such invoice appears to be (i) correct and should be paid by Carnation or (ii) incorrect and should be questioned by Carnation. Genpact shall submit all such invoices to Carnation for payment within a reasonable period of time prior to the applicable due date.

9.4	Inflation Adjustments.

The rates identified in a Process SOW shall be subject to adjustment for inflation every 12 months on the contract anniversary date basis mutually agreed methodology.

9.5	Invoices; Method of Payment; Finance Charges.

(a)	Genpact shall render a single consolidated invoice for each Statement of Work in arrears for each month’s charges under such Statement of Work.

(b)	Any amount due to Genpact under an invoice shall be due and payable within thirty (30) days after Carnation’s receipt of Genpact’s invoice.

(c)	All amounts to be paid to Genpact under this Agreement shall be paid after deduction of tax at source, where applicable but are net of Value Added Tax and any other applicable taxes or duties Any amount not paid when due shall bear interest from the original due date until paid at two (2) percent per month.

(d)	Periodic charges under a Statement of Work shall be computed on a calendar month basis and shall be pro-rated on a per diem basis for any partial month.

9.6	Taxes.

(a)	Each Party shall be responsible for (i) any personal property taxes on property it owns or leases (other than property subleased to the other Party), (ii) employment taxes of its own employees and (iii) taxes based on its net income or gross receipts.

(b)	Carnation shall be responsible for sales, use, excise, value-added, services, consumption and other taxes and duties, and any interest thereon, on the provision of the Services (including the reimbursement of expenses), any particular goods or services received by Carnation from Genpact, or the fees paid for such goods or services.

(c)	To the extent any payment for service, product or technology provided by Genpact is subject to tax deduction at source, Customer shall issue certificate(s) in respect of such deductions

(d)	The Parties shall reasonably cooperate with each other to more accurately determine each Party’s tax liability and to minimize such liability to the extent legally permissible. Carnation and Genpact shall provide and make available to the other any resale certificates, withholding tax certificates, information regarding out-of-state sales or use of equipment, materials or services, and other exemption certificates or information reasonably requested by either Party.

10.	PROPRIETARY RIGHTS

10.1	Carnation IP.

(a)	Carnation retains all rights, title and interest in Carnation Materials. Carnation grants to Genpact a global, royalty-free, fully paid-up, non-exclusive, non-transferable licence to access, use, modify, display and make derivative works of Carnation Materials solely to the extent necessary to provide the Services. Genpact may sublicense to Genpact Agents the said right to access, use, modify, display and make derivative works of Carnation Materials solely to provide those Services that such Genpact Agents are responsible for providing. The licences referred to in this Clause 10.1(a) shall be limited to the duration of the Term and, solely to the extent necessary to provide Termination Assistance Services, during any Termination Assistance Period.

(b)	Subject to Clause 10.3, Carnation shall own and have all intellectual property rights in and to modifications, enhancements or derivative works of Carnation Materials. To the extent that Genpact has any right, title or interest in and to such modifications, enhancements or derivative works, Genpact irrevocably assigns, transfers and conveys (and shall cause Genpact Agents and the employees of Genpact and Genpact Agents, to assign, transfer and convey) to Carnation without further consideration all of its (and their) right, title and interest in and to such modifications, enhancements or derivative works. Genpact agrees to execute any documents or take any other actions as may be necessary, or as Carnation may request, to perfect Carnation’s ownership in any such modifications, enhancements or derivative works, at Carnation’s expense. With respect to any third party Software or Documentation licensed or leased by Carnation, the provisions of this Clause 10.1(b) shall only apply as between Genpact and Carnation.

10.2	Genpact IP.

(a)	Genpact retains all rights, title and interest in Genpact Materials. Genpact grants to Carnation a global, royalty-free, fully paid-up, non-exclusive, non-transferable licence to access, use and display the Genpact Materials solely for Carnation’s internal use and to the extent necessary for Carnation to receive the Services. The licences granted pursuant to this Clause 10.2 (a) shall be limited to during the Term and, solely to the extent necessary to receive Termination Assistance Services, during any Termination Assistance Period and (ii) with respect to any third party Software or Documentation, are granted solely to the extent permissible under the applicable third party agreement.

(b)	Genpact shall own and have all intellectual property rights in and to modifications or enhancements or derivative works of the Genpact Materials made at any time. To the extent that Carnation has any right, title or interest in and to such modifications, enhancements or derivative works, Carnation hereby irrevocably assigns, transfers and conveys (and shall cause Carnation Agents and the employees of Carnation and Carnation Agents to assign, transfer and convey) to Genpact without further consideration all of its (and their) right, title and interest in and to such modifications, enhancements or derivative works; however Carnation shall have a license to use such modifications, enhancements or derivative works in terms of the license to use Genpact Materials granted by Genpact under Clause 10.2 (a). Carnation agrees to execute (and shall cause Carnation Agents, and the employees of Carnation and Carnation Agents, to execute) any documents or take any other actions as may be necessary, or as Genpact may request, to perfect Genpact’s ownership in any such modifications or enhancements, at Genpact’s expense. With respect to any third party Software or Documentation licensed or leased by Genpact, the provisions of this Clause 10.2(b) shall only apply as between Carnation and Genpact.

10.3	Developed Work Product.

Unless otherwise specified in an SOW, Carnation shall own and have all right, title and interest (including ownership of copyright) in and to the Developed Work Product. Genpact irrevocably assigns, transfers and conveys to Carnation without further consideration all of its (and their) right, title and interest (including ownership of existing and future copyright) in and to all Developed Work Product. Genpact acknowledges (and shall cause Genpact Agents, and the employees of Genpact and Genpact Agents, to acknowledge) that Carnation shall have the right to obtain and hold in its own name any Intellectual Property Rights in and to the Developed Work Product. Genpact agrees to execute any documents or take any other actions as may be necessary, or as Carnation may request, to perfect the ownership of Carnation in the Developed Work Product, at Carnation’s expense.

10.4	Residual Knowledge.

Each Party is free to use any generalized ideas, concepts, know-how, or techniques that are developed or provided by the other or jointly by both Parties during the Term, so long as it does not use the Confidential Information of the other Party. Subject to the restrictions set forth herein, Genpact and Carnation are free to enter into similar agreements with third parties, and to develop and provide to such third parties materials or services that are similar to those provided under this Agreement.

11.	CONFIDENTIALITY

11.1	Confidential Information.

(a)	Receiving Party shall treat Confidential Information with at least the same degree of care as Receiving Party uses for its own confidential information, and in any event not less than reasonable care, and shall not use, disclose, commercially exploit, duplicate, copy, transmit or otherwise disseminate or permit to be used, disclosed, commercially exploited, duplicated, copied, transmitted or otherwise disseminated such Confidential Information at any time prior to or after the termination or expiration of this Agreement, except as expressly permitted under this Agreement. Receiving Party shall use Confidential Information for the purposes authorised by this Agreement and for no other purpose. Receiving Party shall not remove any copyright notice, trademark notice or proprietary legend set forth on, or contained within, any of the Confidential Information. In no event shall Receiving Party (i) acquire any right in or assert any lien against the Confidential Information of the Disclosing Party or (ii) refuse for any reason to promptly provide the Confidential Information of the Disclosing Party to the Disclosing Party upon its request (excluding copies of such Confidential Information as may be necessary to be retained by Applicable Legislation).

(b)	In the event of any unauthorised possession, use, knowledge or disclosure of any Confidential Information, the Receiving Party shall:

(i)	promptly notify the Disclosing Party;

(ii)	promptly provide the Disclosing Party details thereof, and use reasonable efforts to assist the Disclosing Party in investigating or preventing the recurrence thereof;

(iii)	use reasonable efforts to cooperate with the Disclosing Party in any litigation and investigation against third parties deemed necessary by the Disclosing Party to protect its proprietary rights in such Confidential Information; and

(iv)	promptly use reasonable efforts to prevent a recurrence thereof.

11.2	Disclosure to Employees and other Parties.

Receiving Party shall disclose Confidential Information to employees, independent contractors, subcontractors, attorneys, accountants and investment advisors only to the extent that such disclosure is reasonably necessary for the purposes described in this Agreement, or to advise in relation to it, and provided that:

(a)	before disclosure of any Confidential Information to any Recipient, the Receiving Party shall ensure that the Recipient is made aware of the Receiving Party’s obligations of confidentiality under this Agreement;

(b)	each Party shall use all reasonable efforts to procure that all Recipients are bound by an undertaking in substantially the same terms as this Agreement;

(c)	Receiving Party shall take all reasonable measures to ensure that Confidential Information of the Disclosing Party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, agents, subcontractors and employees; and

(d)	the Receiving Party shall assume full responsibility for the acts or omissions of the third Party receiving the Confidential Information.

11.3	Exceptions.

(a)	The obligations set forth in this Clause shall not apply to information which

(i)	is or becomes publicly available through no improper action of the Receiving Party;

(ii)	is in the Receiving Party’s possession independent of its relationship with the Disclosing Party without an obligation of confidentiality;

(iii)	is independently developed by the Receiving Party without use of any Confidential Information; or

(iv)	is lawfully or properly obtained without obligation of confidentiality.

(b)	This Clause shall not restrict any disclosure by the Receiving Party (i) pursuant to Applicable Legislation or the order of any court or Governmental Authority or (ii) if the Receiving Party, in its judgment, determines that any such disclosure is necessary in order to comply with or avoid violation of any request by a regulatory authority, provided and to the extent legally permissible, that Receiving Party gives prompt notice to the Disclosing Party of such order such that Disclosing Party may (1) interpose an objection to such disclosure, (2) take action to assure confidential handling of the Confidential Information or (3) take such other action as it deems appropriate to protect the Confidential Information. For the avoidance of doubt, where Confidential Information is required to be disclosed by this Clause 11.3(b), for all other purposes that information shall remain subject to the terms of this Clause 11.

11.4	Return of Confidential Information.

Upon termination or expiration of this Agreement or a Statement of Work, or upon Disclosing Party’s earlier request, Receiving Party shall promptly deliver to Disclosing Party all (or for a Statement of Work, all applicable) Confidential Information and shall purge any such Confidential Information from all computer and other data storage systems, and certify to the Disclosing Party in writing that it has done so; provided, however, that Receiving Party shall not be required to return or purge any Confidential Information that it is legally required to retain or otherwise for audit purposes or is necessary to defend itself in any legal proceedings brought against it by a third party. Additionally, either Party’s legal department may retain one (1) copy of the Confidential Information for archival purposes, subject to the terms and conditions of this Agreement.

11.5	Injunctive Relief.

Each of the Parties (a) acknowledges that any use or disclosure of Confidential Information in violation of this Agreement may cause irreparable injury to the Disclosing Party for which other remedies at law would be inadequate and (b) agrees that a Disclosing Party shall have the right to seek injunctive or other equitable relief as may be necessary or appropriate to prevent any use or disclosure of the Confidential Information in violation of this Agreement.

12.	CARNATION INFORMATION

Genpact acknowledges that as between Genpact and Carnation, all Carnation Confidential Information shall be considered proprietary information of Carnation and all right, title and interest in Carnation Confidential Information shall be owned by Carnation. Genpact shall use Carnation Confidential Information solely in connection with performing its obligations under this Agreement. Carnation acknowledges that as between Genpact and Carnation, all Genpact Confidential Information shall be considered proprietary information of Genpact and all right, title and interest in the Genpact Confidential Information shall be owned by Genpact. Carnation shall use Genpact Confidential Information solely in connection with the Services rendered under this Agreement.

13.	NON-SOLICITATION

During the Term and for 12 months thereafter, (a) Genpact may not solicit or hire any employees or contractors of any Carnation Entity without the consent of Carnation and (b) Carnation may not solicit or hire any Genpact Personnel without the consent of Genpact. The restriction stated herein shall not apply if any employee of the other Party responds to a general advertisement of employment issued by a Party without the intention of soliciting the other Party’s employees (e.g., through a newspaper, magazine, internet or trade journal advertisement).

14.	REPRESENTATIONS AND WARRANTIES

14.1	Genpact Representations and Warranties.

Genpact hereby represents and warrants to Carnation that:

(a)	it is an entity validly existing and in good standing under the laws of Republic of India;

(b)	it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)	in entering into and performing the obligations set out in this Agreement it shall not be in breach of any Applicable Legislation;

(d)	it is duly licensed, authorised or qualified to do business and is in good standing in every jurisdiction in which a license, authorisation or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except where the failure to be so licensed, authorised or qualified would not have a material adverse effect on Genpact’ ability to fulfil its obligations under this Agreement;

(e)	it shall at all times comply with the laws applicable to Genpact in its capacity as a provider of the Services.

14.2	Carnation Representations and Warranties.

Carnation hereby represents and warrants to Genpact that:

(a)	it is a [corporation], validly existing and in good standing under the laws of Republic of India;

(b)	it has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement;

(c)	in entering into and performing the obligations set out in this Agreement it shall not be in breach of any Applicable Legislation;

(d)	it is duly licensed, authorised or qualified to do business and is in good standing in every jurisdiction in which a license, authorisation or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it except where the failure to be so licensed, authorised or qualified would not have a material adverse effect on Carnation’s ability to fulfil its obligations under this Agreement;

(e)	it shall at all times comply with the laws applicable to Carnation in its capacity as a receiver of the Services.

14.3	No Other Warranties.

Save as expressly set out in this Agreement or any Process SOW:

(a)	Neither Party makes any representation or warranty express or implied, as to the Services or any software, equipment or systems or that the Services shall be provided error-free or uninterrupted;

(b)	Genpact makes no representation or warranty with respect to, and shall not be responsible or liable for, any (i) corruption, damage, loss or mis-transmission of data, (ii) security of data during transmission via public telecommunications facilities or (iii) of the content of any data provided by Carnation or Carnation’s representatives; and

(c)	All other conditions, warranties, undertakings, representations and other terms of any kind whatsoever, express or implied (whether by statute, common law or otherwise), in respect of the subject matter of this Agreement or any Process SOW, are hereby excluded by both Parties to the fullest extent permitted by law and each Party shall have no other obligation, duty or liability whatsoever to the other Party. Without prejudice to the generality of the foregoing, Genpact specifically excludes all warranties, terms or conditions implied by applicable law concerning satisfactory quality and/or fitness for purpose and/or as to description to the fullest extent permitted by law.

15.	TERMINATION

15.1	Termination for Cause.

(a)	If Genpact fails to perform any of its material obligations under a Statement of Work in breach of this Agreement and does not cure such failure within thirty (30) days of receipt of this Agreement or a notice of default from Carnation, then Carnation may, by giving written notice to Genpact, terminate the Agreement or such Statement of Work as of the date specified in such notice of termination.

(b)

If Carnation fails to perform any of its material obligations under this Agreement or a Statement of Work in breach of this Agreement and does not cure such failure within thirty (30) days of receipt of a notice of default from Genpact (or, in the case of a failure to make undisputed payments, within 15 days of the notice of default), then Genpact may, by giving written notice to Carnation, terminate the Agreement or such Statement of Work as of the date specified in such notice of termination.

15.2	Termination for convenience

(a)	Carnation shall have the right to terminate this Agreement or a Statement of Work hereunder for convenience by giving Genpact at least one hundred and eighty (180) days’ notice in writing provided that such notice shall not take effect within the first Thirty (30) months of this Agreement or the relevant Statement of Work (as applicable). In addition, Carnation shall be liable to pay any committed third party costs beyond the first thirty months

(b)	Genpact shall have the right to terminate this Agreement or a Statement of Work hereunder for convenience by giving Carnation at least one hundred and eighty (180) days’ notice provided that such notice shall not take effect within the first thirty (30) months of this Agreement or the Statement of Work (as applicable).

15.3	Termination for Insolvency.

Either Party (“Non-Defaulting Party”) may terminate this Agreement by notice to the other Party (“Defaulting Party”) or to any successor to the Defaulting Party if an Insolvency Event occurs in relation to the Defaulting Party.

15.4	Termination Assistance Services.

(a)	Commencing on the later of (i) six (6) months prior to the scheduled expiration date of a Statement of Work and (ii) the delivery of any notice of termination or non-renewal of such Statement of Work (or such other date as agreed by the Parties), and continuing until the effective date of such expiration or termination or the period of six (6) months, whichever is less (“Termination Assistance Period”), Genpact shall provide to Carnation at Carnation’s cost, such reasonable cooperation, assistance and services as specified in the Statement of Work (“Termination Assistance Services”) provided that (i) any such cooperation, assistance and services do not interfere with Genpact’s ability to provide the Services or Termination Assistance Services; (ii) if Genpact agrees to give Carnation access to Genpact’s premises, it shall comply with Genpact’s security and confidentiality requirements that are notified in writing to it, including execution of a confidentiality agreement reasonably acceptable to Genpact; and (iii) the exercise of these rights is subject to compliance by Genpact with any confidentiality obligations and all Applicable Legislation.

(b)

Genpact shall be relieved from a failure to meet the Service Levels during the Termination Assistance Period to the extent that such failure is the result of the any reduction of support during transition of applicable Services from Genpact or failure of Carnation to perform its material obligations as set out in Clause 15.1. Carnation will continue to provide the required support during the Termination Assistance Period and n such events, SLAs like minimum volume of service shall not be applicable if the actual volume has fallen below the required volumes to be worked upon. Carnation, its employees and its agents shall cooperate in good faith with Genpact in connection with Genpact’ obligations under this Clause 15.4. Termination Assistance Services shall be provided by Genpact on a time and materials basis and at the fees set forth in the applicable Statement of Work, which shall be payable by Carnation in advance where

Genpact terminates this Agreement for material breach by Carnation (“Termination Assistance Fees”).

16.	INDEMNIFICATION

16.1	By Genpact.

Genpact shall indemnify, defend and hold harmless Carnation and its officers, directors and employees from and against any Losses arising out of, or relating to, any Claim against Carnation by a third party:

(a)	that any Developed Work Product created by Genpact, Genpact Materials or other resources or items (or the access or other rights thereto) provided by Genpact to Carnation pursuant to this Agreement infringes the intellectual property rights of that third party (except to the extent such infringement is caused by (i) a modification or enhancement, or misuse, by Carnation, (ii) failure by Carnation to use new or corrected versions of such Developed Work Product, Genpact Materials or other resources or items, provided that Carnation is notified that use of such new or correct version is necessary to avoid infringement, (iii) the combination, operation or use by Carnation with products or information not furnished or authorised by Genpact or (iv) information, directions, specifications or materials provided by Carnation) or (v) use of the Developed Work Product or Genpact Materials for any purpose other than what was intended under this Agreement or the relevant SOW; or

(b)	for (i) bodily injury, illness or death or (ii) damages to any tangible personal or real property, in each case, resulting from the negligent or wilful acts or omissions of Genpact or Genpact Agents in connection with this Agreement.

16.2	By Carnation.

Carnation shall indemnify, defend and hold harmless Genpact and its officers, directors and employees from and against any Losses arising out of, or relating to, any Claim against Genpact by a third party:

(a)	that any Carnation Materials or other resources or items (or the access or other rights thereto) provided by Carnation to Genpact pursuant to this Agreement infringes the intellectual property rights of that third party (except to the extent such infringement is caused by (i) a modification or enhancement, or misuse, by Genpact, (ii) failure by Genpact to use new or corrected versions of such Carnation Materials or other resources or items provided by Genpact, provided that Genpact is notified that use of such new or correct version is necessary to avoid infringement, or (iii) the combination, operation or use by Genpact with products or information not furnished or authorised by Carnation; or

(b)	for (i) bodily injury, illness or death or (ii) damages to any tangible personal or real property, in each case, resulting from the negligent or wilful acts or omissions of Carnation or Carnation Agents in connection with this Agreement.

16.3	Obligation to Replace.

If any resource or item (or the access or rights thereto) provided by a Party pursuant to this Agreement is, or in such Party’s reasonable judgment is likely to become, the subject of an infringement Claim, the providing Party, at its expense (and in addition to any indemnification obligation) shall use reasonable efforts to procure for the other Party the right to use and continue using such resource or item or replace it with a non-infringing equivalent or modify it to make its use non-infringing; provided, however, that any such replacement or modification does not result in a degradation of the performance or quality of the resource or item. If such procurement or replacement is not available on commercially reasonable terms in the providing Party’s reasonable judgment, the providing Party shall so notify the other Party, whereupon the other Party shall cease to use such resource or item and return it to the providing Party and the Parties shall equitably adjust the applicable Fees accordingly. In such event, the Parties shall seek to establish acceptable alternative arrangements and to make any appropriate adjustments to their respective obligations under this Agreement though the execution of a Change Order.

16.4	Indemnification Procedures.

If any Claim is commenced against a Party entitled to indemnification under Clause 16.1 or Clause 16.2 (an “Indemnified Party”), written notice thereof shall be given to the entity that is obligated to provide indemnification (the “Indemnifying Party”) as promptly as practicable but in no event less than twenty (20) days prior to the date on which the response to such Claim is due (or immediately, if less than twenty (20) days). After such notice, if the Indemnifying Party acknowledges that this Agreement applies with respect to such Claim, then the Indemnifying Party shall be entitled, if it so elects, in a notice delivered to the Indemnified Party not less than ten (10) days prior to the date on which a response to such Claim is due (or as soon as reasonably practicable, if less than ten (10) days), to immediately take control of the defence and investigation of such Claim and to employ and engage attorneys acceptable to the Indemnified Party to handle and defend the same, at the Indemnifying Party’s expense. The Indemnified Party shall cooperate in all reasonable respects with the Indemnifying Party and its attorneys in the investigation, trial and defence of such Claim and any appeal arising there-from; provided, however, that the Indemnified Party may, at its own expense, participate (through its attorneys or otherwise) in such investigation, trial and defence of such Claim and any appeal arising there-from but shall have no power to settle such Claim without the prior consent of the Indemnifying Party. No settlement of a Claim that involves a remedy other than the payment of money by the Indemnifying Party shall be entered into without the consent of the Indemnified Party.

If the Indemnifying Party does not assume full control over the defence of a Claim, Clause whilst the Indemnifying Party may participate in such defence, at its expense, the Indemnified Party shall have the right to defend the Claim in such manner as it may deem appropriate, at the expense of the Indemnifying Party.

16.5	Mitigation Efforts.

Both Genpact and Carnation agree to use reasonable efforts to mitigate their own, as well as each other’s Losses suffered in connection with this Agreement (including where any Losses can be mitigated by lawfully pursuing recovery from third parties) and each of Genpact and Carnation shall conduct or permit reasonable diligent efforts to so recover.

17.	LIMITATION OF LIABILITY

17.1	Liability not excluded or limited

Nothing in this Agreement shall exclude or limit the liability of either Party for:

(a)	death or personal injury caused by negligence; or

(b)	any liability which cannot be excluded or limited by law.

17.2	Types of Losses.

Save as provided in Clause 17.1, neither Party shall have any liability for any of the following losses or damage (whether such losses or damage were foreseen, foreseeable, known or otherwise):

(a)	loss of revenue;

(b)	loss of actual or anticipated profits (including for loss of profits on contracts);

(c)	loss of the use of money;

(d)	loss of anticipated savings;

(e)	loss of business;

(f)	loss of opportunity;

(g)	loss of goodwill;

(h)	loss of reputation;

(i)	loss of, damage to or corruption of data; or

(j)	any indirect, punitive, incidental, loss or revenue or profits or consequential loss or damage howsoever caused (including, for the avoidance of doubt, where such loss or damage is of the type specified in Clauses 17.2(a) to 17.2(j)).

17.3	Notice.

Genpact shall not be liable for any failure to provide or delay in providing any of the Services, or for any failure to meet or delay in meeting any Service Levels or the Transition Plan, arising out of or connected with a Non-Genpact Fault Event. The Service Levels and/or the timetable in the Transition Plan shall be adjusted by Genpact to take account of any such failures or delays. Carnation shall be responsible for all costs, expenses and/or losses of any kind suffered or incurred by Genpact arising out of or in connection with Non-Genpact Fault Events.

17.4	Direct Damages.

(a)	Save as provided in Clause 17.1, the aggregate cumulative liability of each Party to the other Party for all Losses in any rolling six (6) month period, whether based upon Claim in contract, tort (including negligence), misrepresentation, equity or otherwise shall not exceed an amount equal to the Fees paid to Genpact under the affected Statement of Work during the six (6) month period immediately preceding the most recent event giving rise to such Claim (or if such event occurs in the first six (6) months of the term of such Statement of Work, the amount equal to six (6) times the average monthly Fees paid during such period, provided that in the case of any Statement of Work whose term is less than six (6) months, the amount equal to the total fees payable under such Statement of Work), less any Losses previously paid to the other Party under this Agreement in the said rolling six (6) month period.

(b)	The limitation of liability set forth in Clause 17.4(a) shall not apply to (i) either Party’s breach of its obligations under relating to Confidential Information or (ii) the failure of either Party to make payments of Fees or issue credits under any Statement of Work.

18.	GENERAL PROVISIONS

18.1	Notices.

All notices, consents, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or delivered if (a) delivered personally, (b) sent by pre-paid first-class post, recorded delivery or registered post, or (if the notice is to be served or posted outside the country from which it is sent) sent by registered airmail, (c) delivered by facsimile if a confirmation copy is immediately mailed by the sender by pre-paid first-class post, recorded delivery or registered post, (d) delivered by recognised courier contracting for same day or next day delivery:

Genpact India:

[Sector Road,

Sector 53,

Phase V,

DLF City,

Gurgaon – 122 002

Attn.: [Sanjiv Tandon]

To Carnation:

Carnation Auto India Pvt. Ltd

Studio 205,

IHDP,

Plot 7,

Sec 127,

Noida 201301,

UP, India

Attn.: [Virender Shankar]

or at such other address as the Parties hereto shall have last designated by notice to the other Parties. Any item delivered personally or by recognized courier contracting for same day or next day delivery shall be deemed delivered on the date of delivery. Facsimile deliveries shall be deemed delivered on the date of transmission by the sender provided sender has evidence of successful transmission and receipt. Any item sent by speed post, shall be deemed delivered two (2) Business Days from the date of posting. Any item sent by registered mail shall be deemed delivered five (5) Business Days from the date of posting.

18.2	Assignment, Binding Effect.

Neither this Agreement, nor the rights or obligations of either Party under this Agreement, may be transferred or assigned by either Party without the prior consent of the other Party; provided, however, Genpact may assign this Agreement, with Carnation’s prior consent, to any Affiliate of

Genpact and the consent will not be unreasonably withheld by Carnation. Any attempt to assign this Agreement other than as set forth in this Clause shall be invalid. This Agreement shall be binding on the Parties and their respective successors and permitted assigns.

18.3	Subcontracting.

Notwithstanding the foregoing, Genpact shall not be restricted from subcontracting any of the Services to any of its Affiliates or any other subcontractor, provided that Genpact shall be solely liable to Carnation for any breaches due to a default of any such Affiliate or subcontractor.

18.4	Force Majeure.

(a)	Neither Genpact nor Carnation shall be liable to the other for any delay or non-performance of its obligations under this Agreement arising from any cause beyond its reasonable control including any act of God, governmental act, act of any regulatory authority, supervening illegality, war, malicious damage, fire, flood, explosion, power blackout, breakdown of plant or machinery, loss of utility, civil commotion, industrial dispute, acts or omissions of telecommunications or data communications operators or carriers or of any other third parties or, in relation to Genpact (to the extent not directly attributable to Genpact’s negligence), any technical or other problems affecting any operation of the Services (“Force Majeure Event”). The affected Party shall promptly notify the other Party orally or in writing, as the circumstances warrant, of the cause and the Force Majeure Event and its likely duration.

(b)	If performance is not resumed within sixty (60) days after the Force Majeure Event, either Party may terminate all affected Statements of Work upon written notice to the other Party.

18.5	Counterparts.

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which taken together shall constitute one single agreement between the Parties.

18.6	Relationship of Parties.

Nothing in this Agreement shall constitute or be deemed to constitute a relationship of employer and employee, agency, joint venture or partnership between the Parties hereto or constitute or be deemed to constitute one Party as agent of the other, for any purpose whatsoever, and except as expressly provided herein, neither Party shall have the authority or power to bind the other, or to contract in the name of or create a liability against the other, in any way or for any purpose.

18.7	Consents, Approvals and Requests.

Except as specifically set forth in this Agreement, all consents and approvals to be given by either Party under this Agreement shall not be unreasonably withheld or delayed and each Party shall make only reasonable requests under this Agreement.

18.8	Good Faith and Fair Dealing.

The performance of all obligations and the exercise of all rights by each Party, except where explicitly stated otherwise (e.g., use of “sole discretion”), shall be governed by the fundamental principle of good faith and fair dealing and by a commercially reasonable standard, including (for clarity) the use of commercially reasonable efforts in performing obligations.

18.9	Severability.

If a court of competent jurisdiction hereof declares any provision invalid, such provision shall be ineffective only to the extent of such invalidity, so that the remainder of that provision and all remaining provisions of this Agreement shall continue in full force and effect. If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision will apply with whatever modification is necessary to give effect to the commercial intention of the Parties.

18.10	Waiver.

Unless expressly agreed, no variation or waiver of any provision or condition of this Agreement shall constitute a general variation or waiver of any provision or condition of this Agreement, nor shall it affect any rights, obligations or liabilities under or pursuant to this Agreement which have already accrued up to the date of variation or waiver, and the rights and obligations of the Parties under or pursuant to this Agreement shall remain in full force and effect, except and only to the extent that they are so varied or waived.

18.11	Remedies Cumulative.

Other than the termination rights set out in this Agreement, which shall be exclusive to any other right or remedy, no right or remedy herein conferred upon or reserved to either Party is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy under this Agreement, or under Applicable Legislation, whether now or hereafter existing.

18.12	Entire Agreement; Amendments.

(a)	This Agreement constitutes the entire agreement between the Parties relating to the subject matter covered and supersedes any previous agreements, arrangements, undertakings or proposals, written or oral, between the Parties in relation to such matters.

(b)	The Parties acknowledge that, other than those which are expressly incorporated into this Agreement, no representations were made prior to the entering into of this Agreement and that, in entering into this Agreement, it has not relied on any statement or representation (whether written or oral) made by, or on behalf of the other Party.

(c)	Neither Party shall have a remedy in respect of any statement, representation, warranty, condition, term or understanding (whether negligently or innocently made) of any person (whether party to this Agreement or not) other than as expressly set out in this Agreement. Without prejudice to the foregoing, the only remedy of the Parties for breach of any representation which is incorporated into this Agreement shall be for breach of contract.

(d)	Nothing in this Agreement shall exclude the liability of either of the Parties for any fundamental misrepresentation, including any misrepresentation as to a matter fundamental to the maker’s ability to perform its obligations under this Agreement, but such liability shall be subject to the limit set out in Clause 17.4(b).

(e)	All amendments to this Agreement (including, for the sake of clarity, any SOW or any other document hereunder) must be made in writing with the mutual agreement of the Parties.

18.13	Survival.

The provisions of Clause 8.4 (Dispute Resolution), Clause 9 (Fees and Payment Terms), Clause 10 (Proprietary Rights), Clause 11 (Confidentiality), Clause 15.4 (Termination Assistance Services), Clause 16 (Indemnification), Clause 17 (Limitation of Liability), and Clause 13 (Non-solicitation) shall survive any termination or expiration of this Agreement.

18.14	Third Party Beneficiaries.

The Parties do not intend to create any obligations of or any rights, causes of action or benefits in favour of any person or entity other than Carnation or Genpact.

18.15	Governing Law. This Agreement shall be governed by and construed in accordance with laws of the Republic of India.

18.16	Nondisclosure of Terms.

Each Party agrees for itself, its agents, and representatives that the terms of this Agreement are confidential, and neither Party shall disclose any of the terms hereof to any third Party (except for disclosure reasonably made to legal representatives and accountants) without the prior consent of the other Party or as may be required by either Party to comply with applicable Legislation.

18.17	Publicity.

Neither Party shall utilise the name, trademark or proprietary indicia of the other Party or any Affiliate thereof in any advertising, press releases, reports, publicity, presentation, marketing or other materials, letters or communications, in written, oral or electronic form, without the prior consent of such other Party, other than Genpact shall have the right to use the name of the Carnation in its list of its Carnations.

IN WITNESS WHEREOF, the Parties hereto have caused duly authorised representatives of their respective companies to execute this Agreement on the date or dates set forth below.

GENPACT INDIA		CARNATION

By:	/s/ Harpreet Duggal	By:	/s/ Virender Shankar
(Signature)		(Signature)

Name: Harpreet Duggal		Name: Virender Shankar
Title: SVP		Title: CFO
Date: October 10, 2009		Date: October 10, 2009